FOR IMMEDIATE RELEASE

March 10, 2010

For Additional Information:

Cecil Whitmore
Investor Relations
Littlefield Corporation
512-476-5141 PH
512-476-5680 FX
cwhitmore@littlefield.com

Littlefield Corporation Announces
Q4 2009 and CY 2009 Results
Achieves Record Revenue

Littlefield Corporation (OTCBB: LTFD) today announced results for the fourth quarter and full year of 2009.

The Company achieved a record level of revenue from continuing operations in both its fourth quarter and full year which increased 4% and 12% respectively over the  comparable prior year periods; the new records were mainly attributed to the contribution of acquired halls paired with continued relatively stable performance throughout its regional bingo operations.

In the prior year the Company’s results included a significant unfavorable impact on earnings of fourth quarter charges associated with a write-down of the carrying value of goodwill and other assets in addition to certain contract termination costs, renovations, re-openings and the start-up of new halls in Texas and ongoing legal expenses. Excluding the impact of these noted items from both years, income from continuing operations improved by $162,000 and $868,000 respectively over the prior year’s fourth quarter and full year.

For the full year of 2009, the Company posted consolidated net income of approximately $236,000. The earnings improvement was created by the record revenue in conjunction with company-wide restructuring initiatives which included closing certain operations.
The Company’s Entertainment business is referred to as “continuing” operations and the Hospitality segment divested in the second quarter of 2009 is referred to as “discontinued” operations in this report. This report mainly focuses on the Company’s continuing operations.

Full year 2009 income (loss) from continuing operations include approximately $1,579,000 of notable items:
•	$1,079,000 of expense associated with the start-up of halls in Texas,
•	$402,000 of legal expense for South Carolina, Florida, Texas and its Furtney litigation,
•	$8,000 other asset disposals and $10,000 acquisition consideration and
•	$202,000 for non-cash stock-based compensation which were partially offset by a
•	$122,000 reduction of estimated prior year reserve for incentive compensation.

The Company continues to reduce the negative impact of the Texas start-up operations. Its legal fees should be more manageable with settlement of the South Carolina Department of Revenue cases reported in the second quarter of 2009.  The Company expects the Furtney litigation to conclude in 2010.

Full year 2008 income (loss) from continuing operations included approximately $5,003,000 of notable items:
•	$2,390,000 from goodwill impairments and contract termination costs,
•	$1,640,000 of expense from Texas start-ups,
•	$498,000 from legal expense related to South Carolina, Texas and Furtney litigation,
•	$90,000 of acquisition and divestiture consideration and
•	$385,000 for non-cash stock-based compensation expense.

A reconciliation of the impact of these noted items on the fourth quarter and full year gross profit, general and administrative expense and income (loss) from continuing operations is provided at the end of this report.

HIGHLIGHTS

Highlights of the full year and fourth quarter compared to the prior year follow; for comparability these have been adjusted to exclude the Hospitality business which is classified as discontinued operations:

CY 2009 results:

1.	Consolidated revenue was a record $9,608,856, up $1,020,721 or a 12% increase over last year.

2.
Consolidated gross profit including the noted items was $2,902,006, up $1,391,051 or 92% versus 2008 mainly from the contribution of acquisitions in South Carolina and the effects of restructuring actions taken including the closure of certain halls. Gross profit percent was 30% versus 18% last year.

3.	Consolidated income (loss) from continuing operations including the noted items was a loss of $56,731, a $4,291,034 improvement from the prior year.

4.	Consolidated income (loss) from continuing operations excluding the noted items was income of $1,522,805, a $867,949 increase over the prior year.

Q4 2009 results:

1.	Consolidated Q4 2009 revenue was a record fourth quarter level of $2,199,538, up $76,002 or 4% from last year.

2.
Consolidated Q4 2009 gross profit including the noted items was $683,468, up $407,807 or 148% versus Q4 2008 mainly from the contribution of acquisitions in South Carolina and the effect of restructuring actions.

3.	Excluding the effects of start-up activities gross profit was $823,928, up $131,319 or 19% over the prior year.

4.	Total gross profit margin expanded to 31% of revenue from 13% of revenue in Q4 2008.

This report is based upon unaudited financial statements. We expect to receive the auditor’s report and issue audited financial statements containing any necessary year end adjustments by the required SEC filing deadline at the end of March.

REVENUE – FULL YEAR

	2009	2008	Variance	% Change
LTFD Corporation	$9,608,856	$8,588,135	$1,020,721	12%
Entertainment	9,531,278	8,493,899	1,037,379	12%
Other	77,578	94,236	(16,658)	NM

The increase in Entertainment revenue largely represents the contribution of revenue from new halls acquired since mid-last year in South Carolina with other existing halls in Texas remaining stable. Other revenue reflects ancillary revenue not included in Entertainment.

REVENUE – FOURTH QUARTER

	Q4 2009	Q4 2008	Variance	% Change
LTFD Corporation	$2,199,538	$2,123,536	$76,002	4%
Entertainment	2,180,182	2,100,992	79,190	4%
Other	19,356	22,544	(3,188)	NM

The increase in Entertainment revenue was mainly attributed to a revenue recovery from depressed revenue levels in South Carolina which reflected last year’s economic downturn.

The trend of quarterly year-over-year revenue changes has been as follows:
TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%

TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)

TREND OF REVENUE CHANGES	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Entertainment	(4%)	(5%)	(2%)	12%	25%	14%	5%	4%

The trend of revenue changes correlates closely with the recessionary trends of the American economy and the effect of renovations and start-up of halls in Texas.  Though revenues have begun to improve in Q4 2008 and thereafter, it is important to remember the Company made several acquisitions which have contributed to the growth of revenues.

GROSS PROFIT - FULL YEAR

	2009	2008	Variance	% Change
LTFD Corporation	$2,902,006	$1,510,955	$1,391,051	92%
Entertainment	2,824,431	1,403,502	1,420,929	101%
Other	77,575	107,453	(29,878)	NM
Gross profit % excluding start-up activities	42%	38%
Gross profit %	30%	18%

The Entertainment gross profit increase mainly portrays the contribution of acquisitions, certain hall closures and cost reduction initiatives.

GROSS PROFIT – FOURTH QUARTER

	Q4 2009	Q4 2008	Variance	% Change
LTFD Corporation	$683,468	$275,661	$407,807	148%
Entertainment	664,115	239,466	424,649	177%
Other	19,353	36,195	$(16,842)	NM
Gross profit % excluding start-up activities	38%	33%
Gross profit %	31%	13%

The Entertainment gross profit increase mainly reflects the contribution of acquisitions, certain hall closures and cost reductions including a reduction of staff associated with the discontinued halls.

CORPORATE OVERHEAD

	2009	2008	Variance	% Change
FOURTH QUARTER	$484,370	$504,440	$(20,070)	(4%)
FULL YEAR	2,084,832	2,057,657	27,175	1%

Corporate Overhead expense excluding depreciation and the noted items, remained relatively stable during the fourth quarter and full year.

INCOME (LOSS) and BASIC EPS FROM CONTINUING OPERATIONS

	Q4 2009	Q4 2008	Variance
Q4 Income (loss) excluding noted items	$254,215	$91,820	$162,395
Q4 Income (loss)	$2,824	$(3,135,556)	$3,138,380
Q4 Basic Earnings (loss) per share	$0.00	$(0.19)	$0.19
Q4 Basic weighted average shares outstanding	17,989,005	16,754,901	1,234,104

	2009	2008	Variance
FY Income (loss) excluding noted items	$1,522,805	$654,856	$867,949
FY Income (loss)	$(56,731)	$(4,347,765)	$4,291,034
FY Basic Earnings (loss) per share	$(0.00)	$(0.28)	$0.28
FY Basic weighted average shares outstanding	17,583,785	15,499,981	2,083,804

The increase in shares outstanding mainly reflects compensation related stock grants and the timing of the sale of common stock during 2008.

NET INCOME (LOSS) and BASIC EPS

	Q4 2009	Q4 2008	Variance
Q4 Net Income (Loss)	$2,824	$(3,139,524)	$3,142,348
Q4 Basic Earnings (Loss) per share	$0.00	$(0.19)	$0.19
Q4 Basic weighted average shares outstanding	17,989,005	16,754,901	1,234,104

	2009	2008	Variance
FY Net Income (Loss)	$235,702	$(4,252,099)	$4,487,801
FY Basic Earnings (Loss) per share	$0.01	$(0.27)	$0.28
FY Basic weighted average shares outstanding	17,583,785	15,499,981	2,083,804

The increase in shares outstanding mainly reflects compensation related stock grants and the timing of the sale of common stock during 2008.
.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“The year 2009 was a transformative year for the Company resulting in a singular focus on its Entertainment business and restored profitability despite a lackluster economy. The Company disposed of Premiere Tents & Events thereby completing the final transaction in the disposition of Littlefield Hospitality which had included units engaged in catering and event rentals. The year was also marked by restructuring actions some in response to certain regulatory changes and the Company’s focus on profitability.

The Company continued efforts to resolve certain legal matters. Early in 2009 and largely through continuing efforts during 2008, the Company resolved two cases with the South Carolina Department of Revenue with outcomes favorable to the Company.

In addition, during 2009, the Company devoted time and resources related to the growth and expansion into targeted domestic U.S. areas. In February 2009, the Company completed the acquisition of bingo halls in South Carolina and realigned certain regional operations.

Also during 2009, certain Texas start-up halls had a measurable unfavorable impact on earnings of $1.1 million. During 2009, the Company ceased the operations of certain of these start-up halls in response to certain regulatory changes and restructuring efforts aimed to restore profitability.

Our Entertainment business continues to reflect the accretive impact of prudent acquisitions, limited signs of recovery especially in South Carolina which a year ago was significantly impacted by the economic downturn and we saw continued overall stability in the Texas operations.

We achieved a new record level of revenue again this quarter and also for the year. This result is noteworthy particularly given the continuing challenges encountered each day in the marketplace.

We reactivated a repurchase program to repurchase up to $500,000 of common stock. To date we have repurchased approximately $115,000 of our common stock.

We remain focused on initiatives to improve our margins through both operational savings as well as revenue growth. Barring unforeseen changes I am optimistic the favorable trends will continue.

I would like to thank the employees of the Company for their continued dedication and efforts to attain these favorable results despite challenging economic conditions.

I look forward to answering your questions during the Conference Call on Friday.”
Earnings will be discussed in a conference call on Friday, March 12, 2010 at 11:00 AM CST.  Interested parties may participate by calling (877) 407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

RECONCILIATION OF GAAP AND NON-GAAP MEASURES

In addition to disclosing results determined in accordance with GAAP, the Company discloses three non-GAAP financial measures: gross profit excluding start-up activities, corporate overhead and income (loss) from continuing operations excluding noted items. Management includes these non-GAAP financial measures to assist investors in assessing the Company’s operational performance and considers such non-GAAP measures to be important supplemental measures of performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP. Management uses these non-GAAP measures to manage and assess profitability and performance, to assist the public in measuring the Company’s performance, to allocate resources and relative to historical performance, to enable comparability between periods.

Gross profit	2009	2008
Gross profit (GAAP basis)	$2,902,006	$1,510,955
Hall start-up activities	1,079,256	1,640,289
Gross profit (non-GAAP basis)	$3,981,262	$3,151,244

Gross profit	Q4 2009	Q4 2008
Gross profit (GAAP basis)	$683,468	$275,661
Hall start-up activities	140,460	416,948
Gross profit (non-GAAP basis)	$823,928	$692,609

Corporate overhead	2009	2008
General and administrative expenses (GAAP basis)	$2,796,599	$3,155,612
Stock-based compensation	(202,504)	(384,646)
Noted legal expenses	(401,619)	(497,364)
Depreciation and amortization	(97,644)	(125,945)
Acquisition and divestiture consideration	(10,000)	(90,000)
Corporate overhead (non-GAAP basis)	$2,084,832	$2,057,657

Corporate overhead	Q4 2009	Q4 2008
General and administrative expenses (GAAP basis)	$615,046	$955,177
Stock-based compensation	(31,985)	(345,476)
Noted legal expenses	(78,946)	(74,630)
Depreciation and amortization	(19,745)	(30,631)
Acquisition and divestiture consideration	---	---
Corporate overhead (non-GAAP basis)	$484,370	$504,440

Income (loss) from continuing operations	2009	2008
Operating income (loss) (GAAP basis)	$(56,731)	$(4,347,765)
Hall start-up activities	1,079,256	1,640,289
Asset impairments and contract termination costs	---	2,390,322
Stock-based compensation	202,504	384,646
Noted legal expenses	401,619	497,364
Reduction of prior year reserve for incentive compensation	(122,000)	---
Acquisition and divestiture consideration	10,000	90,000
Asset disposals	8,157	---
Income (loss) excluding noted items (non-GAAP basis)	$1,522,805	$654,856

Income (loss) from continuing operations	Q4 2009	Q4 2008
Operating income (loss) (GAAP basis)	$2,824	$(3,135,556)
Hall start-up activities	140,460	416,948
Asset impairments and contract termination costs	---	2,390,322
Stock-based compensation	31,985	345,476
Noted legal expenses	78,946	74,630
Reduction of prior year reserve for incentive compensation	---	---
Acquisition and divestiture consideration	---	---
Asset disposals	---	---
Income (loss) excluding noted items (non-GAAP basis)	$254,215	$91,820

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

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